Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements,

•	Form S-8, No. 333-61559,
•	Form S-8, No. 333-87694,
•	Form S-3, No. 333-102100,
•	Form S-3, No. 333-112659,
•	Form S-3 No. 333-122963, and
•	Form S-8 No. 333-133769

of our report dated November 21, 2007, with respect to the fiscal year 2007 consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Integral Systems, Inc., and subsidiaries included in this Annual Report (Form 10-K) for the year ended September 30, 2007.

/S/ BERNSTEIN & PINCHUK LLP

New York, New York

December 12, 2007